Exhibit 23.3

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-99361 and 333-105207) of PECO Energy Company and Subsidiary Companies of our report dated January 28, 2004, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Chicago, Illinois

February 20, 2004